EXHIBIT 99.1

November, 2004

Dear Fellow Shareholders,

Winland recently reported another successful quarter, highlighted by both top and bottom line improvements, but in this quarter’s shareholder letter, I’d like to focus on our progress year to date. While I am pleased with the investment community’s positive response to our third quarter results, and I couldn’t be more proud of the entire Winland team, I don’t want our shareholders to lose sight of the tremendous accomplishments we’ve shown in the first nine months of 2004, particularly in light of the challenges within our industry and the pressures many companies are experiencing to take their business overseas.

As I’ve mentioned when discussing our recently expanded sales and marketing efforts, we are focused on building long-term relationships with targeted original equipment manufacturers (OEM) in the various markets we serve. This strategy should help us to diversify our customer base — thereby limiting our exposure to the ebbs and flows of a single customer — and position us for organic growth as our OEM customers add new products. Throughout the first nine months of 2004, we have made meaningful progress in this strategy, adding new customers with new assemblies for us to manufacture. In fact, we have introduced more than 59 new line items so far in 2004, including 15 during the third quarter. This resulted in growth in both revenue (44 percent) and net income (46 percent) for the third quarter of 2004 over results for the same period one year ago.

As I discussed in my last letter, the influx of new business created challenges for our operations. When we bring on new business, there is much work to do in terms of creating and proving designs and prototypes, testing our processes, and validating our results with our customers. The number of new line items introduced during the first half of the year created inefficiencies as we adjusted, and in some cases set the manufacturing lines to accommodate, the new assemblies and processes. In turn, this caused us to work extra shifts, incur overtime expenses, and it increased our inventory levels. These factors reduced our margins, but are necessary and common to our industry. I’m pleased to report that we made progress during the third quarter, returning our margins to near historical levels in excess of 20 percent. We will continue to make progress with current and new accounts, making incremental adjustments as we gain experience with these new assemblies and the demands of their business. You can imagine, with 59 new line items, our exceptional technical staff has been busy. I’m immensely proud of the work they have done, and I look forward to seeing continued fundamental improvements as the remainder of these new line items are moved into normal production flow. To minimize the complications resulting from these new product introductions in the future, we have been focused on refining the new product introduction processes and defining customer expectations more completely. I think this effort will pay dividends in the future, and set the stage for more consistent results as we continue to grow the business.

Another factor impacting our margins during the third quarter was our product mix, which is expected to continue to fluctuate from quarter to quarter depending on customer demand. The electronic manufacturing services (EMS) segment of our business continues to see pricing and margin pressure, we will most likely see margins decline with higher revenue thresholds. This is consistent with the rest of our peer group and is moderated somewhat by a factor of the complexity of the projects we are involved in. In the EMS segment, we monitor the metric of cash velocity in addition to gross margins. Cash velocity is the speed that we turn our dollars, from inventory into receivables and back to cash. By focusing careful attention on the dollar velocity metric as volume increases, we can manage operating profits as we grow the top line.

On another positive note, our proprietary products in the Environmental Sensors and Security Retail sectors contributed to higher margins also during the quarter. We have initiated efforts to refresh these products by redesigning some of the core items. Because we design and manufacture these items ourselves, this niche segment has contributed strong margin support to our overall operations. We have evaluated our opportunities in this area and have initiated plans to reinforce these products in new geographic markets throughout the country, while further exploring the potential for international sales to further augment this niche opportunity. We are moving cautiously in this area, as we want to maintain our focus on our core EMS segment, and the demand for resources driven by the influx of new business.

Looking Forward:
 We remain focused on operational improvements. As I stated, as we “dial-in” our manufacturing efforts on new line items, we make process improvements. Each time we do something we do it a little better. This pays dividends operationally, helping margins and improving our efficiency, but also in sales and marketing related ways, as our customers have increased confidence and are more likely to bring us new projects. Often, a new customer will initially give us just one or two projects on which to work. Once they become comfortable with our expertise, we get additional projects and extensions to existing line items. This organic growth is key to our sales and marketing strategy, and it’s something we work on every day.

While we focus on streamlining our processes, dialing-in our manufacturing efforts, and maximizing our organic growth, the board continues to discuss accretive acquisitions which open new markets to us, bring us additional technical resources, and improve our strategic position. We will continue to closely examine and consider nationwide opportunities. We will, however, be very selective and keep the focus on shareholder value when examining acquisition strategies and opportunities.

On the governance front, we are documenting policy controls for Sarbanes-Oxley during the fourth quarter, testing and remediation will continue through the calendar year 2005. We believe the financial impact to the Company will be in line with what other small-capitalization companies are facing. As a public company, this is a necessity of doing business in today’s regulated environment.

Our value proposition of obtaining customer intimacy by providing value-added services, including design services, manufacturing responsiveness and high levels of quality, positions us as a strong, vital partner for our customers. As I have in each of our previous letters to shareholders, I would like to thank you on behalf of both myself and our board of directors for your ongoing support, patience, encouragement, and attention to our progress.

Sincerely,

/s/ Lorin Krueger
Lorin Krueger
President & CEO

Winland Electronics, Inc.
Condensed Statements of Income
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Net Sales	$6,591,038	$4,580,189	$17,526,476	$14,370,370
Cost of Sales	5,056,642	3,428,104	13,590,703	10,817,645

Gross Profits	1,534,396	1,152,085	3,935,773	3,552,725

Operating Expenses	865,149	719,296	2,736,798	2,268,527

Operating Income	669,247	432,789	1,198,975	1,284,198

Income Before Taxes	617,954	409,150	1,105,344	1,185,790

Income Tax Expense	(241,000)	(151,000)	(431,000)	(435,000)

Net Income	$376,954	$258,150	$674,344	$750,790

Earnings Per Share:
Basic	$0.11	$0.08	$0.20	$0.23
Diluted	$0.11	$0.08	$0.19	$0.22
Basic Weighted Average Shares
Basic	3,366,542	3,295,651	3,360,980	3,285,318
Diluted	3,485,670	3,376,087	3,535,633	3,362,413

WINLAND ELECTRONICS, INC.
BALANCE SHEET HIGHLIGHTS

	September 30,	December 31,
	2004	2003
Cash	$525,116	$1,412,058
Total Current Assets	$7,699,806	$6,041,208
Net Property and Equipment	$4,352,186	$3,592,740
Total Assets	$12,052,082	$9,634,122
Total Current Liabilities	$3,779,457	$2,459,579
Total Long-Term Liabilities	$1,906,182	$1,513,789
Stockholder’s Equity	$6,366,443	$5,660,754
Total Liabilities and Equity	$12,052,082	$9,634,122